EXHIBIT 10.9
RESOLUTIONS OF THE BANCWEST CORPORATION EXECUTIVE COMMKTTEE
Effective as of April 21, 2005
     WHEREAS, BancWest Corporation (“BancWest”) sponsors the BancWest Corporation Deferred Compensation Plan (“Plan”); and
     WHEREAS, the Board of Directors has determined that it is in the best interest of BancWest and its affiliates that a BancWest officer be authorized to adopt amendments to the Plan as such officer deems necessary or appropriate under the following circumstances: (i) to make the changes to the Plan described in the attached document entitled “BancWest Corporation Deferred Compensation Plan — Required and Proposed Changes”; (ii) to insure that the Plan meets the requirements of applicable law; (iii) to revise routine day-to-day procedures under which the Plan is operated; and (iv) to restate the Plan document to incorporate prior amendments.
     NOW, THEREFORE, IT IS HEREBY RESOLVED, that the Executive Vice President, Administration, Stephen Glenn (or his delegate), is hereby authorized, empowered and directed, in the name of and on behalf of the Board of Directors of BancWest, to adopt such amendments to the Plan that he (or his delegate) deem necessary or appropriate under the following circumstances: (i) to make the changes to the Plan described in the attached document entitled “BancWest Corporation Deferred Compensation Plan — Required and Requested Changes; (ii) to insure that the Plan meets the requirements of applicable law”; (iii) to revise routine day-to-day procedures under which the Plan is operated; and (iv) to restate the Plan document to incorporate prior amendments.

BancWest Deferred Compensation Plan

Required and Proposed Changes

Effective
Date of
Current Plan Provision	Required Change for Post 2004 Deferrals*	Change

IPKE Deferral: Election to defer IPKE cash bonus for the current year must be made by December 1st of that year.	Election to defer IPKE cash bonus for the current year must be made up to 6 months prior to the end of that year (by June 30th).	1/1/2005

LTIP Deferral: Election to defer LTIP awards earned in a given cycle must be made 3 months before the end of the performance cycle.	Election to defer LTIP awards earned in a given cycle must be made up to 6 months before the end of the performance period (by June 30th).	1/1/2005

Hardship: Committee may authorize change in deferral election due to hardship.	Changes to deferral elections due to hardship are no longer permitted.	1/1/2005

Accelerated distributions: Participants may make in-service withdrawals of up to 90% of base account; Participants may receive post-employment distribution of up to 90% of retirement account; Participants may receive makeup payments covering additional excise taxes due to IRS 280G limitations.
	Distributions may not be accelerated even if accompanied by a “haircut” (other than in limited exceptions**). Makeup payments are no longer permissible.	1/1/2005

Key Employee Distributions: No current delay for Key Employees***.	Payments made based on separation from service must be delayed at least 6 months from end of service.	1/1/2005

* All balances deferred prior to December 31, 2004 (earned and vested prior to 12/31/04) will not be subject to the new rules unless the Plan is materially modified after October 3, 2004.
** Accelerated distributions are permitted for — Payment under a domestic relations order; Payment of FICA and income tax withholding on compensation deferred under the Plan; Automatic cash out of participant’s benefit under certain circumstances (not involving a participant’s election).
*** Key employees are defined as officers earning $130,000 or more (indexed) not to exceed 50 people.
Impact of Non-Compliance: If the Plan fails to comply with the new law, affected participants will incur significant negative tax consequences.

Effective
Date of
Current Plan Provision	Proposed Enhancements for Post 2004 Deferrals	Change

Plan Entry: No entry into the plan outside of annual enrollment period.	With Committee approval, allow deferrals of base salary for current year for newly hired SVPs and above if elections are made within 30-days of eligibility.	6/1/2005

Change in Control: Not addressed	Implement consistent change in control language across all non-qualified plans. Require trust and full funding of plan at Change of Control.	6/1/2005

Bonus Deferral: Participants may defer up to 100% of bonus.	Change bonus deferral to be 100% of bonus after deduction of FICA and Medicare.	6/1/2005

Trust: Current umbrella trust applies only to participants who were in the Plan at the last change in control. Subsequent participants are not covered by a trust.	Establish second trust.	6/1/2005

Crediting Rate: Up to 140% of Moody’s. Base Account credited monthly with Base Interest equal to Moody’s Average Corporate Bond Yield Index Rate. Retirement Account credited monthly with Base Interest plus Retirement Interest in a dollar amount equal to 13-1/3% of Base Interest. At its discretion, the Committee may credit Performance Interest (26-2/3% of the Base Interest credited to a participant’s Base Account or Retirement Account for a given year).
	For future deferrals only, a crediting rate equal to Moody’s Average Corporate Bond Yield Index Rate: Discontinue Retirement Account credit and Performance Interest.	1/1/2006

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